Exhibit 10.2

DEFERRED FUEL COST PROPERTY PURCHASE AND SALE AGREEMENT

by and between

VIRGINIA POWER FUEL SECURITIZATION, LLC,

as Issuer

and

VIRGINIA ELECTRIC AND POWER COMPANY,

as Seller

Acknowledged and Accepted by

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Indenture Trustee

Dated as of [    ], 2024

i

EXHIBIT AND APPENDIX

Exhibit A	Form of Bill of Sale

Appendix A Definitions and Rules of Construction

ii

This DEFERRED FUEL COST PROPERTY PURCHASE AND SALE AGREEMENT, dated as of [                    ], 2024 (the “Sale Agreement”), is by and between VIRGINIA POWER FUEL SECURITIZATION, LLC, a Delaware limited liability company (the “Issuer”), and VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia corporation (the “Seller”), and acknowledged and accepted by U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Indenture Trustee.

RECITALS

WHEREAS, the Issuer desires to purchase the Deferred Fuel Cost Property created under the Financing Order in accordance with the Deferred Fuel Cost Statute;

WHEREAS, the Seller is willing to sell to the Issuer the Deferred Fuel Cost Property;

WHEREAS, the Issuer, in order to finance the purchase of the Deferred Fuel Cost Property, will issue the Deferred Fuel Cost Bonds under the Indenture;

WHEREAS, the Issuer, to secure its obligations under the Deferred Fuel Cost Bonds and the Indenture, will pledge, among other things, all right, title and interest of the Issuer in and to the Deferred Fuel Cost Property and this Sale Agreement to the Indenture Trustee for the benefit of the Secured Parties; and

WHEREAS, the creation of the Deferred Fuel Cost Property is, as provided in the Financing Order, conditioned upon, and will be deemed to occur simultaneous with, the sale of such property to the Issuer, the issuance of the Deferred Fuel Cost Bonds and the occurrence of the pledge referred to above.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01.    Definitions and Rules of Construction. Capitalized terms used but not otherwise defined in this Sale Agreement shall have the respective meanings given to such terms in Appendix A, which is hereby incorporated by reference into this Sale Agreement as if set forth fully in this Sale Agreement. Not all terms defined in Appendix A are used in this Sale Agreement. The rules of construction set forth in Appendix A shall apply to this Sale Agreement and are hereby incorporated by reference into this Sale Agreement as if set forth fully in this Sale Agreement.

ARTICLE II

CONVEYANCE OF DEFERRED FUEL COST PROPERTY

SECTION 2.01.    Conveyance of Deferred Fuel Cost Property.

(a)    In consideration of the Issuer’s delivery to or upon the order of the Seller of $[                ], subject to the conditions specified in Section 2.02, the Seller does hereby irrevocably sell, assign and otherwise transfer to the Issuer, without recourse or warranty, except as set forth herein, all right, title and interest of the Seller in, to and under the Deferred Fuel Cost Property (such sale, transfer, assignment, setting over and other conveyance of the Deferred Fuel Cost Property includes, to the fullest extent permitted by the Deferred Fuel Cost Statute and the Virginia UCC, the assignment of all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the rights and interests specified in the Financing Order, which rights and interests include the right to impose, bill, charge, collect and receive Deferred Fuel Cost Charges related to the Deferred Fuel Cost Property, as the same may be adjusted from time to time pursuant to the True-Up Adjustments). Such sale, assignment and transfer of the Deferred Fuel Cost Property is hereby expressly stated to be a sale or other absolute transfer and, pursuant to Va. Code § 56-249.6:2 D 3 a, shall be an absolute transfer and true sale of and not a pledge of, or secured transaction relating to, the Seller’s right, title and interest in, to and under the Deferred Fuel Cost Property. The Seller and the Issuer agree that after giving effect to the sale, assignment and transfer contemplated hereby the Seller has no right, title or interest in, to or under the Deferred Fuel Cost Property to which a security interest could attach because (i) it has sold, assigned and transferred all right, title and interest in, to and under the Deferred Fuel Cost Property to the Issuer, (ii) as provided in Va. Code § 56-249.6:2 D 3 a, all right, title and interest shall have passed to the Issuer and (iii) as provided in Va. Code § 56-249.6:2 D 3 e, appropriate financing statements shall have been filed and such transfer is perfected against all third parties, including subsequent judicial or other lien creditors. If such sale, transfer and assignment is held by any court of competent jurisdiction not to be a true sale as provided in Va. Code § 56-249.6:2 D 3 a, then such sale, transfer and assignment shall be treated as a pledge of the Deferred Fuel Cost Property and as the creation of a security interest (within the meaning of the Deferred Fuel Cost Statute and the UCC) in the Deferred Fuel Cost Property and, without prejudice to its position that it has absolutely transferred all of its rights in the Deferred Fuel Cost Property to the Issuer, the Seller hereby grants a security interest (which security interest in the Deferred Fuel Cost Property to the Issuer (and to the Indenture Trustee for the benefit of the Secured Parties) to secure their respective rights under the Basic Documents to receive the Deferred Fuel Cost Charges and all other Deferred Fuel Cost Property.

(b)    Subject to Section 2.02, the Issuer does hereby purchase the Deferred Fuel Cost Property from the Seller for the consideration set forth in Section  2.01(a).

SECTION 2.02.    Conditions to Conveyance of Deferred Fuel Cost Property. The obligation of the Seller to sell, and the obligation of the Issuer to purchase, the Deferred Fuel Cost Property on the Closing Date shall be subject to the satisfaction or waiver of each of the following conditions:

(a)    on or prior to the Closing Date, the Seller shall have delivered to the Issuer a duly executed Bill of Sale identifying and conveying the Deferred Fuel Cost Property on the Closing Date;

(b)    on or prior to the Closing Date, the Seller shall have obtained the Financing Order creating the Deferred Fuel Cost Property;

(c)    as of the Closing Date, the Seller shall not be insolvent nor have been made insolvent by such sale and shall not be aware of any pending insolvency with respect to itself;

(d)    as of the Closing Date, (i) the representations and warranties of the Seller in this Sale Agreement shall be true and correct with the same force and effect as if made on that date (except to the extent they relate to an earlier date), (ii) no breach of any covenant or agreement of the Seller contained in this Sale Agreement shall have occurred and be continuing and (iii) no Servicer Default shall have occurred and be continuing;

(e)    as of the Closing Date, (i) the Issuer shall have sufficient funds available to pay the purchase price for the Deferred Fuel Cost Property to be conveyed on such date and (ii) all conditions to the issuance of the Deferred Fuel Cost Bonds intended to provide such funds set forth in the Indenture shall have been satisfied or waived;

(f)    on or prior to the Closing Date, the Seller shall have taken all action required to transfer to the Issuer ownership of the Deferred Fuel Cost Property on such date, free and clear of all Liens other than Liens created by the Issuer pursuant to the Basic Documents and to perfect such transfer, including filing any financing statements or other filings under the Deferred Fuel Cost Statute or the Virginia UCC; and the Issuer or the Servicer, on behalf of the Issuer, shall have taken any action required for the Issuer to grant the Indenture Trustee a Lien and first priority perfected security interest in the Deferred Fuel Cost Collateral and maintain such security interest as of the Closing Date;

(g)    the Seller shall have received and delivered to the Rating Agencies and the Issuer any Opinions of Counsel required by the Rating Agencies;

(h)    the Seller shall have received and delivered to the Issuer and the Indenture Trustee an opinion or opinions of outside tax counsel (as selected by the Seller, and in form and substance reasonably satisfactory to the Issuer) to the effect that (i) the Issuer will not be subject to U.S. federal income tax as an entity separate from its sole owner and that the Deferred Fuel Cost Bonds will be treated as debt of the Issuer’s sole owner for U.S. federal income tax purposes and (ii) for U.S. federal income tax purposes, the issuance of the Deferred Fuel Cost Bonds will not result in gross income to the Seller;

(i)    on and as of the Closing Date, each of the Certificate of Formation, the LLC Agreement, the Servicing Agreement, this Sale Agreement, the Indenture, the Supplemental Indenture, the Financing Order and the Deferred Fuel Cost Statute shall be in full force and effect;

(j)    the Deferred Fuel Cost Bonds shall have received the rating or ratings required by the Financing Order;

(k)    the Seller shall have delivered to the Issuer and the Indenture Trustee an Officer’s Certificate confirming the satisfaction of each condition precedent specified in this Section 2.02; and

(l)    the Seller shall have received the purchase price for the Deferred Fuel Cost Property.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 3.09, the Seller makes the following representations and warranties, as of the Closing Date, and the Seller acknowledges that the Issuer has relied thereon in acquiring the Deferred Fuel Cost Property. The representations and warranties shall survive the sale and transfer of Deferred Fuel Cost Property to the Issuer and the pledge thereof to the Indenture Trustee pursuant to the Indenture. The Seller acknowledges and agrees that (i) the Issuer may assign the right to enforce the following representations and warranties to the Indenture Trustee (and any such enforcement may be at the direction of Holders) and (ii) the following representations and warranties inure to the benefit of the Issuer and the Indenture Trustee.

SECTION 3.01.    Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with requisite power and authority to own its properties and conduct its business as of the Closing Date.

SECTION 3.02.    Due Qualification. The Seller is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, licenses or approvals (except where the failure to so qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the Seller’s business, operations, assets, revenues or properties, the Deferred Fuel Cost Property, the Issuer or the Deferred Fuel Cost Bonds).

SECTION 3.03.    Power and Authority. The Seller has the requisite corporate power and authority to execute and deliver this Sale Agreement and to carry out its terms. The Seller has full corporate power and authority to own the Deferred Fuel Cost Property and to sell, assign and transfer the Deferred Fuel Cost Property to the Issuer and the Seller has duly authorized such sale, assignment and transfer to the Issuer by all necessary corporate action. The execution, delivery and performance of its obligations under this Sale Agreement have been duly authorized by all necessary corporate action on the part of the Seller under its organizational documents and applicable law.

SECTION 3.04.    Binding Obligation. This Sale Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or other laws affecting creditors’ or secured parties’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 3.05.    No Violation. The consummation of the transactions contemplated by this Sale Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Seller’s organizational documents or any indenture or other material agreement or instrument to which the Seller is a party or by which it is bound, result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such indenture, agreement or other instrument (other than any Lien that may be granted in the Issuer’s favor or any Lien under the Basic Documents or any Liens created by the Issuer pursuant to the Deferred Fuel Cost Statute) or violate any existing law or any existing order, rule or regulation applicable to the Seller issued by any Governmental Authority having jurisdiction over the Seller or its properties. The Deferred Fuel Cost Property is not subject to any Lien thereon, other than the Liens created by the Indenture and the Deferred Fuel Cost Statute.

SECTION 3.06.    No Proceedings. There are no proceedings or, to the Seller’s knowledge, investigations pending or proceedings threatened, before any Governmental Authority having jurisdiction over the Seller or its properties: (a) asserting the invalidity of the Basic Documents, the Deferred Fuel Cost Bonds, the Deferred Fuel Cost Statute or the Financing Order; (b) seeking to prevent the issuance of the Deferred Fuel Cost Bonds or the consummation of any of the transactions contemplated by the Basic Documents; (c) seeking a determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, the Basic Documents, the Deferred Fuel Cost Bonds or the Financing Order; or (d) challenging the Seller’s treatment of the Deferred Fuel Cost Bonds as debt of the Seller for U.S. federal income tax purposes.

SECTION 3.07.    Approvals. No governmental approvals, authorizations, consents, orders or other actions or filings, other than filings under the Deferred Fuel Cost Statute or the Virginia UCC or Delaware UCC, are required for the Seller to execute, deliver and perform its obligations under this Sale Agreement except those that have previously been obtained or made or are required to be made by the Servicer in the future pursuant to the Servicing Agreement.

SECTION 3.08.    The Deferred Fuel Cost Property.

(a)    Information. Subject to Section 3.08(h), at the Closing Date, all written information, as amended or supplemented from time to time, provided by the Seller to the Issuer with respect to the Deferred Fuel Cost Property (including the Expected Sinking Fund Schedule and the Financing Order) is true and correct in all material respects and does not omit any material facts and all historical data used for the purpose of calculating the initial Deferred Fuel Cost Charge in the issuance advice letter is true and correct, and the assumptions used for such calculations are reasonable and made in good faith.

(b)    True-Sale and Absolute Transfer. The sale, assignment and transfer of the Deferred Fuel Cost Property constitutes a sale or other absolute transfer of all of the Seller’s right, title and interest in, to and under the Deferred Fuel Cost Property to the Issuer; upon the execution and delivery of this Sale Agreement and the Bill of Sale on the Closing Date, the Deferred Fuel Cost Property shall be validly transferred and sold to the Issuer and the Seller will have no right, title or interest in, to or under the Deferred Fuel Cost Property and the Deferred Fuel Cost Property would not be part of the estate of the Seller as debtor in the event of a filing of a bankruptcy petition by or against the Seller under any bankruptcy law. The Seller hereby represents that no portion of the Deferred Fuel Cost Property has been sold, assigned, pledged or otherwise transferred by the Seller to any person other than the Issuer, and, to the Seller’s knowledge (after due inquiry), no security agreement, financing statement or equivalent security or Lien instrument listing the Seller as debtor covering all or a portion of the Deferred Fuel Cost Property is on file or of record in any jurisdiction, except such as may have been filed or recorded in favor of the Issuer or the Indenture Trustee in connection with the Basic Documents.

(c)    Title. The Seller is the sole owner of the Deferred Fuel Cost Property sold to the Issuer on the Closing Date and such sale is made free and clear of all Liens other than Liens created by the Issuer pursuant to the Indenture. All actions or filings, including filings under the Deferred Fuel Cost Statute and the UCC, necessary to give the Issuer a valid ownership interest in the Deferred Fuel Cost Property and to grant the Indenture Trustee a first priority perfected security interest in the Deferred Fuel Cost Property, free and clear of all Liens of the Seller or any other Person have been taken or made.

(d)    Financing Order; Other Approvals. On the Closing Date, under the laws of the Commonwealth of Virginia (including the Deferred Fuel Cost Statute) and the United States in effect on the Closing Date: (i) the Financing Order has been issued by the Commission in accordance with the Deferred Fuel Cost Statute, and such order and the process by which it was issued comply with all applicable laws, rules and regulations; (ii) the Financing Order has become effective pursuant to the Deferred Fuel Cost Statute and is and, subsequent to the earlier of the transfer of the Deferred Fuel Cost Property to the Issuer or the issuance of the Deferred Fuel Cost Bonds will be, in full force and effect and final and non-appealable; (iii) the Deferred Fuel Cost Bonds will, upon issuance, be entitled to the protections provided by the Deferred Fuel Cost Statute and, accordingly, the Financing Order and the Deferred Fuel Cost Charge are irrevocable and the Deferred Fuel Cost Charge is not subject to reduction by the Commission, except for the True-Up Adjustments to the Deferred Fuel Cost Charge provided for in the Financing Order; (iv) revisions to the Seller’s electric tariff to implement the Deferred Fuel Cost Charge have been filed and are in full force and effect, such revisions are consistent with the Financing Order, and any electric tariff implemented consistent with the Financing Order issued by the Commission is not subject to modification by the Commission except for True-Up Adjustments made in accordance with the Deferred Fuel Cost Statute; and (v) no Governmental Approvals, authorizations, consents, orders or other actions or filings, other than filings under the Deferred Fuel Cost Statute or the UCC of Virginia or Delaware, are required for the Seller to execute, deliver and perform its obligations under this Sale Agreement except those which have previously been obtained or made or are required to be made by the Servicer in the future pursuant to the Servicing Agreement.

(e)    State Action. Under the Deferred Fuel Cost Statute, the Commonwealth of Virginia and its agencies, including the Commission, have pledged and agreed not to (i) alter the provisions of the Deferred Fuel Cost Statute that authorize the Commission to create an irrevocable contract right or chose in action by the issuance of a financing order, to create deferred fuel cost property and to make the deferred fuel cost charges imposed by a financing order irrevocable, binding or non-bypassable charges, (ii) take or permit any action that impairs or would impair the value of the Deferred Fuel Cost Property or the Deferred Fuel Cost Collateral or revises the Deferred Fuel Costs for which recovery is authorized, (iii) in any way impair the rights and remedies of the Holders, assignees and other Financing Parties or (iv) except for the True-Up Adjustments, reduce, alter or impair the Deferred Fuel Cost Charge to be imposed, billed, charged, collected and remitted for the benefit of the Holders, any assignee and any other Financing Parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred and contracts to be performed in connection with the Deferred Fuel Cost Bonds are paid and performed in full. Furthermore, under the contract clause of the United States Constitution, any action taken by the Commonwealth of Virginia, including the Commission, that substantially impairs the rights of the Holders of the Deferred Fuel Cost Bonds is likely to be found by a court of competent jurisdiction to be an impairment of contract with respect to the Commonwealth Pledge, unless such action is a reasonable exercise of the Commonwealth of Virginia’s sovereign powers and of a character reasonable and appropriate to further a significant and legitimate public purpose. Under the Takings Clause of the United States Constitution and Article I, Section 11 of the Virginia Constitution, the Commonwealth of Virginia would likely be required to pay just compensation to the Holders if a court of competent jurisdiction determines that a repeal or amendment of the Deferred Fuel Cost Statute or any other action taken by the Commonwealth of Virginia in contravention of the Commonwealth Pledge, (a) constituted a permanent appropriation of a substantial property interest of the bondholders in the Deferred Fuel Cost Property or denied all economically productive use of the deferred fuel cost property; (b) destroyed the Deferred Fuel Cost Property other than in response to emergency conditions; or (c) substantially reduced, altered, or impaired the value of the Deferred Fuel Cost Property so as to unduly interfere with the reasonable expectations of the Holders arising from their investment in the Deferred Fuel Cost Bonds, unless such court finds that just compensation has been provided to the Holders of the Deferred Fuel Cost Bonds. There is no assurance, however, that, even if a court were to award just compensation, it would be sufficient to pay the full amount of principal and interest on the Deferred Fuel Cost Bonds. Nothing in this paragraph precludes any limitation or alteration if full compensation is made by law for the full protection of Holders or any assignee or other Financing Parties.

(f)    No Voter Repeal of the Deferred Fuel Cost Statute. The voters of the Commonwealth of Virginia do not have initiative powers to amend, repeal or revoke the Deferred Fuel Cost Statute.

(g)    Tax Liens. After due inquiry, the Seller is not aware of any judgment or tax lien filing against the Issuer or the Seller.

(h)    Assumptions. On the Closing Date, based upon the information available to the Seller on such date, the assumptions used in calculating the Deferred Fuel Cost Charge are reasonable and are made in good faith. Notwithstanding the foregoing, the Seller makes no representation or warranty, express or implied, that amounts actually collected arising from those Deferred Fuel Cost Charge will in fact be sufficient to meet the payment obligations on the Deferred Fuel Cost Bonds or that the assumptions used in calculating such Deferred Fuel Cost Charge will in fact be realized.

(i)    Creation of Deferred Fuel Cost Property.

(i)    For purposes of the Deferred Fuel Cost Statute, the Deferred Fuel Cost Property constitutes a present property right that will continue to exist until the Deferred Fuel Cost Bonds issued pursuant to the Financing Order are paid in full and all Financing Costs or other costs of the Deferred Fuel Cost Bonds, if any, have been recovered in full; and

(ii)    the Deferred Fuel Cost Property consists of (A) all rights and interest of the Seller under the Financing Order, including the right to impose, bill, charge, collect and receive the Deferred Fuel Cost Charge; (B) the right under the Financing Order to obtain True-Up Adjustments; and (C) all revenues, collections, claims, rights to payments, payments, money and proceeds arising from the rights and interests described in (A) and (B).

(j)    Nature of Representations and Warranties. The representations and warranties set forth in this Section 3.08, insofar as they involve conclusions of law, are made not on the basis that the Seller purports to be a legal expert or to be rendering legal advice, but rather to reflect the parties’ good faith understanding of the legal basis on which the parties are entering into this Sale Agreement and the other Basic Documents and the basis on which the Holders are purchasing the Deferred Fuel Cost Bonds, and to reflect the parties’ agreement that, if such understanding turns out to be incorrect or inaccurate, the Seller will be obligated to indemnify the Issuer and its permitted assigns (to the extent required by and in accordance with Section 5.01), and that the Issuer and its permitted assigns will be entitled to enforce any rights and remedies under the Basic Documents on account of such inaccuracy to the same extent as if the Seller had breached any other representations or warranties hereunder.

(k)    Prospectus. As of the date hereof, the information describing the Seller under the caption “Virginia Power’s Review of Deferred Fuel Cost Property” and “Virginia Electric and Power Company–The Depositor, Sponsor, Seller and Servicer” in the prospectus dated [                ], 2024 relating to the Deferred Fuel Cost Bonds is true and correct in all material respects.

(l)    Solvency. After giving effect to the sale of the Deferred Fuel Cost Property hereunder, the Seller:

(i)    is solvent and expects to remain solvent;

(ii)    is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purpose;

(iii)    is not engaged in nor does it expect to engage in a business for which its remaining property represents unreasonably small capital;

(iv)    reasonably believes that it will be able to pay its debts as they come due; and

(v)    is able to pay its debts as they mature and does not intend to incur, or believes that it will not incur, indebtedness that it will not be able to repay at its maturity.

(m)    No Court Order. There is no order by any court providing for the revocation, alteration, limitation or other impairment of the Deferred Fuel Cost Statute, the Financing Order, the Deferred Fuel Cost Property or the Deferred Fuel Cost Charge or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the Financing Order.

(n)    Survival of Representations and Warranties. The representations and warranties set forth in this Section 3.08 shall survive the execution and delivery of this Sale Agreement and may not be waived by any party hereto except pursuant to a written agreement executed in accordance with Article VI and as to which the Rating Agency Condition has been satisfied.

SECTION 3.09.    Limitations on Representations and Warranties. Without prejudice to any of the other rights of the parties, the Seller will not be in breach of any representation or warranty as a result of a change in law by means of any legislative enactment, constitutional amendment or voter initiative. Notwithstanding anything in this Sale Agreement to the contrary, the Seller makes no representation or warranty, express or implied, that amounts billed under the Deferred Fuel Cost Charge will be collected or that the Deferred Fuel Cost Payments or Deferred Fuel Cost Collections will be sufficient to meet the obligations on the Deferred Fuel Cost Bonds.

ARTICLE IV

COVENANTS OF THE SELLER

SECTION 4.01.    Existence. Subject to Section 5.02, so long as any of the Deferred Fuel Cost Bonds are Outstanding, the Seller (a) will keep in full force and effect its existence and remain in good standing or equivalent status under the laws of the jurisdiction of its organization and (b) will obtain and preserve its qualifications to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Sale Agreement and each other instrument or agreement to which the Seller is a party necessary to the proper administration of this Sale Agreement and the transactions contemplated thereby.

SECTION 4.02.    No Liens. Except for the conveyances under this Sale Agreement or any Lien for the benefit of the Issuer, the Holders or the Indenture Trustee, the Seller will not sell, pledge, assign or transfer to any other person, or grant, create, incur, assume or suffer to exist any Lien on, any of the Deferred Fuel Cost Property, whether existing as of the transfer date or thereafter created, or any interest therein. The Seller will not at any time assert any Lien against or with respect to any Deferred Fuel Cost Property, and will defend the right, title and interest of the Issuer and of the Indenture Trustee, on behalf of the Secured Parties, in, to and under the Deferred Fuel Cost Property against all claims of third parties claiming through or under the Seller.

SECTION 4.03.    Use of Proceeds. The Seller will use the proceeds from the sale of the Deferred Fuel Cost Property to the Issuer in accordance with the Financing Order.

SECTION 4.04.    Delivery of Collections. In the event that the Seller receives any Deferred Fuel Cost Charge Collections or other payments in respect of the Deferred Fuel Cost Charge or the proceeds thereof, other than in its capacity as the Servicer, the Seller acknowledges and agrees that any such amounts received are being held in trust for the benefit of the Servicer (on behalf of the Issuer and the Indenture Trustee for the benefit of the Holders) and further agrees to promptly pay to the Servicer, on behalf of the Issuer, all payments received by it in respect thereof, but in no event later than two Business Days after the Seller becomes aware of such receipt.

SECTION 4.05.    Notice of Liens. The Seller shall notify the Issuer and the Indenture Trustee in writing promptly after becoming aware of any Lien on any of the Deferred Fuel Cost Property, other than the conveyances hereunder and any Lien pursuant to the Basic Documents, including the Lien in favor of the Indenture Trustee for the benefit of the Holders.

SECTION 4.06.    Compliance with Law. The Seller will comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any Governmental Authority applicable to it, except to the extent that failure to so comply would not materially adversely affect the Issuer’s or the Indenture Trustee’s interests in the Deferred Fuel Cost Property under any of the Basic Documents, the timing or amount of the Deferred Fuel Cost Charge payable by Customers or Seller’s performance of its obligations under this Sale Agreement.

SECTION 4.07.    Covenants Related to Deferred Fuel Cost Bonds and Deferred Fuel Cost Property.

(a)    So long as any of the Deferred Fuel Cost Bonds are Outstanding, the Seller shall treat the Deferred Fuel Cost Property as the Issuer’s property for all purposes other than financial accounting or tax purposes.

(b)    So long as any of the Deferred Fuel Cost Bonds are Outstanding, the Seller shall treat such Deferred Fuel Cost Bonds as debt of the Issuer and not that of the Seller, except for financial accounting and tax purposes. For U.S. federal income tax purposes and, to the extent consistent with applicable state, local and other tax law, for purposes of state, local or other taxes, and for so long as any of the Deferred Fuel Cost Bonds are Outstanding, the Seller agrees to treat such Deferred Fuel Cost Bonds as indebtedness of the Seller (as the sole owner of the Issuer) secured by the related Deferred Fuel Cost Collateral unless otherwise required by appropriate taxing authorities.

(c)    So long as any of the Deferred Fuel Cost Bonds are Outstanding, the Seller shall disclose in its financial statements that the Issuer and not the Seller is the owner of the Deferred Fuel Cost Property and that the assets of the Issuer are not available to pay creditors of the Seller or its Affiliates (other than the Issuer).

(d)    So long as any of the Deferred Fuel Cost Bonds are Outstanding, the Seller shall not own or purchase any Deferred Fuel Cost Bonds.

(e)    So long as the Deferred Fuel Cost Bonds are Outstanding, the Seller shall disclose the effects of all transactions between the Seller and the Issuer in accordance with generally accepted accounting principles.

(f)    The Seller agrees that, upon the sale by the Seller of the Deferred Fuel Cost Property to the Issuer pursuant to this Sale Agreement, (i) to the fullest extent permitted by law, including any applicable Commission Regulations and the Deferred Fuel Cost Statute, the Issuer shall have all of the rights originally held by the Seller with respect to the Deferred Fuel Cost Property, including the right (subject to the terms of the Servicing Agreement) to exercise any and all rights and remedies to collect any amounts payable by any Customer in respect of the Deferred Fuel Cost Property, notwithstanding any objection or direction to the contrary by the Seller (and the Seller agrees not to make any such objection or to take any such contrary action) and (ii) any payment by any Customer directly to the Issuer shall discharge such Customer’s obligations, if any, in respect of the Deferred Fuel Cost Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Seller.

(g)    So long as any of the Deferred Fuel Cost Bonds are Outstanding, (i) in all proceedings relating directly or indirectly to the Deferred Fuel Cost Property, the Seller shall affirmatively certify and confirm that it has sold all of its rights and interests in and to such property (other than for financial accounting or tax purposes), (ii) the Seller shall not make any statement or reference in respect of the Deferred Fuel Cost Property that is inconsistent with the ownership interest of the Issuer (other than for financial accounting or tax purposes), (iii) the Seller shall not take any action in respect of the Deferred Fuel Cost Property except solely in its capacity as the Servicer thereof pursuant to the Servicing Agreement or as otherwise contemplated by the Basic Documents, (iv) neither the Seller nor the Issuer shall take any action, file any tax return or make any election inconsistent with the treatment of the Issuer, for U.S. federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the Seller (or, if relevant, from another sole owner of the Issuer) and (v) the Seller shall not sell any additional “deferred fuel cost property” (as defined in the Deferred Fuel Cost Statute) or similar property to secure another issuance of deferred fuel cost bonds or similar bonds unless the Rating Agency Condition has been satisfied.

SECTION 4.08.    Protection of Title. The Seller shall execute and file such filings, including filings with the Commission pursuant to the Deferred Fuel Cost Statute, and cause to be executed and filed such filings, all in such manner and in such places as may be required by law to fully preserve, maintain, protect and perfect the ownership interest of the Issuer, and the back-up precautionary security interest of the Issuer pursuant to Section 2.01(a), and the first priority security interest of the Indenture Trustee in the Deferred Fuel Cost Property, including all filings (including but not limited to continuation statements) required under the Deferred Fuel Cost Statute and the UCC relating to the transfer of the ownership of the rights and interest in the Deferred Fuel Cost Property by the Seller to the Issuer or the pledge of the Issuer’s interest in the Deferred Fuel Cost Property to the Indenture Trustee. The Seller shall deliver or cause to be delivered to the Issuer and the Indenture Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, promptly following such filing. The Seller shall institute any action or proceeding necessary to compel performance by the Commission, the Commonwealth of Virginia or any of their respective agents of any of their obligations or duties under the Deferred Fuel Cost Statute, the Financing Order or any issuance advice letter for the Deferred Fuel Cost Bonds and the Seller agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, in each case as may be reasonably necessary (a) to seek to protect the Issuer and the Secured Parties from claims, state actions or other actions or proceedings of third parties that, if successfully pursued, would result in a breach of any representation or warranty set forth in Article III or any covenant set forth in Article IV and (b) to seek to block or overturn any attempts to cause a repeal of, modification of or supplement to the Deferred Fuel Cost Statute, the Financing Order or any issuance advice letter for the Deferred Fuel Cost Bonds, or the rights of Holders by legislative enactment or constitutional amendment that would be materially adverse to the Issuer or the Secured Parties or that would otherwise cause an impairment of the rights of the Issuer or the Secured Parties. The costs of any such actions or proceedings undertaken by the Seller will be reimbursed by the Issuer as an Operating Expense.

SECTION 4.09.    Nonpetition Covenant. Notwithstanding any prior termination of this Sale Agreement or the Indenture, the Seller shall not, prior to the date that is one year and one day after the payment in full of the Deferred Fuel Cost Bonds and any other amounts owed under the

Indenture, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Issuer under any U.S. federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of the property of the Issuer; or ordering the dissolution, winding up or liquidation of the affairs of the Issuer.

SECTION 4.10.    Taxes. So long as any of the Deferred Fuel Cost Bonds are outstanding, the Seller shall, and shall cause each of its Affiliates to, pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a Lien on the Deferred Fuel Cost Property; provided that no such tax need be paid if the Seller or one of its Affiliates is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the Seller or such Affiliate has established appropriate reserves as shall be required in conformity with generally accepted accounting principles.

SECTION 4.11.    Notice of Breach to Rating Agencies, Etc. Promptly after obtaining knowledge thereof, in the event of a breach in any material respect (without regard to any materiality qualifier contained in such representation, warranty or covenant) of any of the Seller’s representations, warranties or covenants contained herein, the Seller shall promptly notify the Issuer, the Indenture Trustee and the Rating Agencies in writing of such breach. For the avoidance of doubt, any breach that would adversely affect scheduled payments on the Deferred Fuel Cost Bonds will be deemed to be a material breach for purposes of this Section 4.11.

SECTION 4.12.    Filing Requirements. The Seller shall comply with all filing requirements, including any post-closing filings, in accordance with the Financing Order.

SECTION 4.13.    Further Assurances. Upon the request of the Issuer, the Seller shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out the provisions and purposes of this Sale Agreement.

SECTION 4.14.    Intercreditor Agreement. The Seller shall not become a party to any (i) trade receivables purchase and sale agreement or similar arrangement under which it sells all or any portion of its accounts receivables owing from Customers unless the Seller, the Indenture Trustee and the other parties to such additional arrangement shall enter into an intercreditor agreement in connection therewith and the terms of the documentation evidencing such trade receivables purchase and sale arrangement or similar arrangement shall expressly exclude the Deferred Fuel Cost Property (including the Deferred Fuel Cost Charge) from any receivables or other assets pledged or sold under such arrangement or (ii) sale agreement selling to any other Affiliate property consisting of charges similar to the Deferred Fuel Cost Charge sold pursuant to this Sale Agreement, payable by Customers pursuant to the Deferred Fuel Cost Statute or any similar law, unless the Seller and the other parties to such arrangement shall have entered into an intercreditor agreement as described in this Section 4.14 in connection with any such agreement or similar arrangement.

ARTICLE V

THE SELLER

SECTION 5.01.    Liability of Seller; Indemnities.

(a)    The Seller shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Seller under this Sale Agreement.

(b)    The Seller shall indemnify the Issuer and the Indenture Trustee (for itself and the benefit of Holders) and each of their respective officers, directors, employees, trustees, managers and agents for, and defend and hold harmless each such Person from and against, any and all taxes (other than taxes imposed on Holders as a result of their ownership of a Deferred Fuel Cost Bond) that may at any time be imposed on or asserted against any such Person as a result of the sale and assignment of the Deferred Fuel Cost Property to the Issuer, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes, but excluding any taxes imposed as a result of a failure of such Person to withhold or remit taxes with respect to payments on any Deferred Fuel Cost Bond, it being understood that Holders shall be entitled to enforce their rights against the Seller under this Section 5.01(b) solely through a cause of action brought for their benefit by the Indenture Trustee (which may be at the direction of Holders) as set forth in the Indenture.

(c)    The Seller also shall indemnify the Issuer and the Indenture Trustee (for itself and the benefit of Holders) and each of their respective officers, directors, employees, trustees, managers and agents for, and defend and hold harmless each such Person from and against, any and all taxes (other than taxes imposed on Holders as a result of their ownership of a Deferred Fuel Cost Bond) that may at any time be imposed on or asserted against any such Person as a result of the Issuer’s ownership and assignment of the Deferred Fuel Cost Property, the issuance and sale by the Issuer of the Deferred Fuel Cost Bonds or the other transactions contemplated in the Basic Documents, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes, but excluding any taxes imposed as a result of a failure of such Person to withhold or remit taxes with respect to payments on any Deferred Fuel Cost Bond.

(d)    Indemnification under Sections 5.01(b), 5.01(c) and 5.01(e) shall include reasonable out-of-pocket fees, costs and expenses of investigation and litigation and the cost and expenses of enforcement of such indemnification obligation of the Seller (including reasonable attorneys’ fees and expenses).

(e)    The Seller shall indemnify the Issuer and the Indenture Trustee (for itself and for the benefit of Holders), and each of the Issuer’s and the Indenture Trustee’s respective officers, directors, managers, employees, affiliates and agents for, and defend and hold harmless each such Person from and against, (i) any and all amounts of principal of and interest on the Deferred Fuel Cost Bonds not paid when due or when scheduled to be paid in accordance with their terms and the amount of any deposits to the Issuer required to have been made in accordance with the terms of the Basic Documents that are not made when so required, in each case as a result of the Seller’s breach of any of its representations, warranties or covenants contained in this Sale Agreement, and (ii) any and all Losses that may be imposed on or asserted against any such Person, other than any liabilities, obligations or claims for or payments of principal of or interest on the Deferred Fuel

Cost Bonds, together with any reasonable fees, costs and expenses actually incurred by such Person, as a result of the Seller’s breach of any of its representations, warranties or covenants contained in this Sale Agreement, except to the extent Losses directly result from the willful misconduct, bad faith or gross negligence of such Person or from a breach of a representation or warranty made by such Person in any of the Basic Documents that gives rise to Seller’s breach.

(f)    The Seller shall indemnify the Servicer (if the Servicer is not the Seller) for the costs of any action instituted by the Servicer pursuant to Section 5.02(d) of the Servicing Agreement that are not paid as Operating Expenses in accordance with the priorities set forth in Section 8.02(e) of the Indenture.

(g)    The remedies provided in this Sale Agreement are the sole and exclusive remedies against the Seller for breach of its representations and warranties in this Sale Agreement.

(h)    The Seller’s obligations under this Section 5.01 shall survive any repeal of, modification of, or supplement to, or judicial invalidation of, the Deferred Fuel Cost Statute or the Financing Order and shall survive the resignation or removal of the Indenture Trustee or the termination of this Sale Agreement and will rank pari passu with other general, unsecured obligations of the Seller. The Seller shall not indemnify any party under this Section 5.01 for any changes in law after the Closing Date, whether such changes in law are effected by means of any legislative enactment, any constitutional amendment or any final and non-appealable judicial decision.

SECTION 5.02.    Merger, Conversion or Consolidation of, or Assumption of the Obligations of, Seller. Any Person (a) into which the Seller may be merged or consolidated and that succeeds to all or substantially all of the electric distribution business of the Seller, (b) that results from the division of the Seller into two or more Persons and that succeeds to all or substantially all of the electric distribution business of the Seller, (c) that may result from any merger or consolidation to which the Seller shall be a party and that succeeds to all or substantially all of the electric distribution business of the Seller, (d) that may succeed to the properties and assets of the Seller substantially as a whole and that succeeds to all or substantially all of the electric distribution business of the Seller, or (e) that may otherwise succeed to all or substantially all of the electric distribution business of the Seller (a “Permitted Successor”), which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller under this Sale Agreement, shall be the successor to the Seller hereunder without the execution or filing of any document or any further act by any of the parties to this Sale Agreement; provided, however, that: (i) immediately after giving effect to such transaction, no representation or warranty made pursuant to Article III shall have been breached and no Servicer Default, and no event that, after notice or lapse of time, or both, would become a Servicer Default, shall have occurred and be continuing, (ii) the Seller shall have delivered to the Issuer and the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, reorganization, merger or succession and such agreement of assumption comply with this Section 5.02 and that all conditions precedent, if any, provided for in this Sale Agreement relating to such transaction have been complied with, (iii) the Seller shall have delivered to the Issuer and the Indenture Trustee an Opinion of Counsel stating that, in the opinion of such counsel, either (A) all filings to be made by the Seller or the Seller, in its capacity as Seller or as Servicer, including filings under the Deferred Fuel Cost Statute with the Commission and under the UCC, that are necessary or advisable to fully preserve and protect the respective interests of the Issuer and the Indenture Trustee in the Deferred Fuel Cost Property have been executed and filed, and reciting the details of such filings, or (B) no such action is necessary to preserve and protect such interests, (iv) the Seller shall have given the Rating Agencies prior written notice of such transaction and (v) the Seller shall have delivered to the Issuer, the Indenture Trustee and the Rating Agencies an Opinion of Counsel from external tax counsel stating that, for U.S. federal income tax purposes, such consolidation, conversion, merger or succession and such agreement of assumption will not result in a material U.S. federal income tax consequence to the Issuer, the Seller, the Indenture Trustee or Holders. When any Person (or more than one Person) acquires the properties and assets of the Seller substantially as a whole or otherwise becomes the successor, whether by merger, conversion, consolidation, sale, transfer, lease, management contract or otherwise, to all or substantially all of the assets of the Seller in accordance with the terms of this Section 5.02, then, upon satisfaction of all of the other conditions of this Section 5.02, the preceding Seller shall automatically and without further notice be released from all of its obligations hereunder.

SECTION 5.03.    Limitation on Liability of Seller and Others(a) . The Seller and any director, officer, employee or agent of the Seller may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising hereunder. Subject to Section 4.08, the Seller shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under this Sale Agreement and that in its opinion may involve it in any expense or liability.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.01.    Amendment.

(a)    This Sale Agreement may be amended in writing by the Seller and the Issuer with 10 Business Days’ prior written notice given to the Rating Agencies, but without the consent of the Holders, (i) to cure any ambiguity, to correct or supplement any provisions in this Sale Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Sale Agreement or of modifying in any manner the rights of the Holders; provided, however, that such action shall not, as evidenced by an Officer’s Certificate delivered to the Issuer and the Indenture Trustee, adversely affect in any material respect the interests of any Holder, or (ii) to conform the provisions hereof to the description of this Sale Agreement in the Prospectus. Promptly after the execution of any such amendment, the Issuer shall furnish a copy of such amendment to each of the Rating Agencies.

(b)    This Sale Agreement may also be amended, for any purpose not covered by Section 6.01(a) above, in writing by the Seller and the Issuer with the prior written consent of the Indenture Trustee (which consent shall be given in reliance upon the officer’s certificate and opinions referred to below) and the satisfaction of the Rating Agency Condition; provided, that any such amendment may not adversely affect the interest of any Holder in any material respect without the consent of Holders of a majority of the Outstanding Amount of the Deferred Fuel Cost Bonds. Promptly after the execution of any such amendment or consent, the Issuer shall furnish a copy of such amendment or consent to each of the Rating Agencies.

It shall not be necessary for the consent of Holders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

Prior to the execution of any amendment to this Sale Agreement, the Indenture Trustee shall be entitled to receive and rely upon (i) an officer’s certificate from the Seller covering the matters referred to in Section 10.01 of the Indenture, to the extent applicable, (ii) an Opinion of Counsel from external counsel of the Seller, stating that the execution of such amendment is authorized or permitted by this Sale Agreement and that any conditions precedent provided for in this Sale Agreement relating to such amendment have been complied with and (iii) an Opinion of Counsel covering the matters referred to in Section 3.01(c)(i) of the Servicing Agreement. The Indenture Trustee may, but shall not be obligated to, enter into any such amendment, supplement, modification or waiver that in any way affects the Indenture Trustee’s own rights, powers, privileges, protections, limitations of liability, indemnities, duties or immunities under this Sale Agreement or otherwise.

SECTION 6.02.    Notices. Any notice, report or other communication given hereunder shall be in writing and shall be effective (i) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (ii) upon receipt when sent by an overnight courier, (iii) on the date personally delivered to an authorized officer of the party to which sent or (iv) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt in all cases, addressed as follows:

(a)    in the case of the Seller, to Virginia Electric and Power Company at (i) 120 Tredegar Street, Richmond, Virginia 23219, Telephone: (804) [    ]-[        ], Email: [                ], Attention: [            ] and (ii) 120 Tredegar Street, Richmond, Virginia 23219, Telephone: (804) [    ]-[        ], Email: [                ] Attention: [                ];

(b)    in the case of the Issuer, to Virginia Power Fuel Securitization, LLC, at 120 Tredegar Street, Richmond, Virginia 23219, Telephone: (804) [    ]-[        ], Email: [                ], Attention: [                ];

(c)    in the case of the Indenture Trustee, to the Corporate Trust Office;

(d)    in the case of S&P, to Standard & Poor’s Ratings Group, Inc., Structured Credit Surveillance, 55 Water Street, New York, New York 10041, Telephone: (212) 438-8991, Email: servicer_reports@standardandpoors.com (all such notices to be delivered to S&P in writing by email); and

(e)    in the case of Moody’s, to Moody’s Investors Service, Inc., ABS/RMBS Monitoring Department, 25th Floor, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, Email: ServicerReports@moodys.com (all such notices to be delivered to Moody’s in writing by email), and ABSCORMonitoring@moodys.com (for notices).

Each party hereto may, by notice given in accordance herewith to the other party or parties hereto, designate any further or different address to which subsequent notices, reports and other communications shall be sent.

SECTION 6.03.    Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 5.02, this Sale Agreement may not be assigned by the Seller.

SECTION 6.04.    Limitations on Rights of Third Parties. The provisions of this Sale Agreement are solely for the benefit of the Seller, the Issuer, the Indenture Trustee (for the benefit of the Secured Parties) and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Sale Agreement. Nothing in this Sale Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Deferred Fuel Cost Property or under or in respect of this Sale Agreement or any covenants, conditions or provisions contained herein.

SECTION 6.05.    Severability. Any provision of this Sale Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.06.    Separate Counterparts. This Sale Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties hereto agree that this Sale Agreement may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by AdobeSign, DocuSign, Diligent Board or any other digital signature provider as specified and agreed upon in writing to the other parties) appearing on this Sale Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Sale Agreement may be made by facsimile, email or other electronic transmission.

SECTION 6.07.    Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 6.08.    Governing Law. This Sale Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 6.09.    Assignment to Indenture Trustee. The Seller hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Issuer to the Indenture Trustee for the benefit of the Secured Parties pursuant to the Indenture of all right, title and interest of the Issuer in, to and under this Sale Agreement, the Deferred Fuel Cost Property and the proceeds thereof and the assignment of any or all of the Issuer’s rights hereunder to the Indenture Trustee for the benefit of the Secured Parties.

SECTION 6.10.    Limitation of Liability. It is expressly understood and agreed by the parties hereto that this Sale Agreement is executed and delivered by U.S. Bank Trust Company,

National Association, not individually or personally but solely in its capacity as Indenture Trustee on behalf of the Secured Parties, in the exercise of the rights, powers and authority conferred and vested in it. The Indenture Trustee in acting hereunder is entitled to all rights, benefits, powers, privileges, protections, immunities, limitations of liability and indemnities afforded to it under the Indenture.

SECTION 6.11.    Waivers. Any term or provision of this Sale Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof; provided, however, that no such waiver delivered by the Issuer shall be effective unless the Indenture Trustee has given its prior written consent thereto. Any such waiver shall be validly and sufficiently authorized for the purposes of this Sale Agreement if, as to any party, it is authorized in writing by an authorized representative of such party, with prompt written notice of any such waiver to be provided to the Rating Agencies. The failure of any party hereto to enforce at any time any provision of this Sale Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Sale Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Sale Agreement shall be held to constitute a waiver of any other or subsequent breach.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

VIRGINIA ELECTRIC AND POWER COMPANY, as Seller

By:
Name: [ ]
Title: [ ]

VIRGINIA POWER FUEL SECURITIZATION, LLC, as Issuer

By:
Name: [ ]
Title: [ ]

ACKNOWLEDGED AND ACCEPTED:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

not in its individual capacity but solely in its capacity as Indenture Trustee

By:
Name: [ ]
Title: [ ]

Signature Page to Administration Agreement

EXHIBIT A

FORM OF BILL OF SALE

See attached

E-A-1

BILL OF SALE

This Bill of Sale is being delivered pursuant to the Deferred Fuel Cost Property Purchase and Sale Agreement, dated as of [    ], 2024 (the “Sale Agreement”), by and between Virginia Electric and Power Company (the “Seller”) and Virginia Power Fuel Securitization, LLC (the “Issuer”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement.

In consideration of the Issuer’s delivery to or upon the order of the Seller of $[        ] the Seller does hereby irrevocably sell, assign and transfer to the Issuer, without recourse or warranty, except as set forth in the Sale Agreement, all right, title and interest of the Seller in and to the Deferred Fuel Cost Property created or arising under the Financing Order (such sale, assignment, and transfer of the Deferred Fuel Cost Property includes, to the fullest extent permitted by the Deferred Fuel Cost Statute, all rights and interests of the Seller under the Financing Order, including the right of the Seller and any Successor or assignee of the Seller to impose, bill, charge, collect and receive the Deferred Fuel Cost Charge and the right to obtain True-Up Adjustments, and all revenue, collections, claims, rights to payments, payments, moneys and proceeds arising from the rights and interests specified in the Financing Order). Such sale, assignment and transfer is hereby expressly stated to be a sale or other absolute transfer and, pursuant to Va. Code § 56-249.6:1 D 3 a, shall be treated as a true sale and not as a pledge of or secured transaction relating to the Seller’s right, title, and interest in, to, and under the Deferred Fuel Cost Property. The Seller and the Issuer agree that after giving effect to the sale, assignment and transfer contemplated hereby the Seller has no right, title or interest in, to, or under the Deferred Fuel Cost Property to which a security interest could attach because (i) it has sold, assigned and transferred all right, title and interest in and to the Deferred Fuel Cost Property to the Issuer, (ii) as provided in Va. Code § 56-249.6:1 D 3, all right, title and interest shall have passed to the Issuer and (iii) as provided in Va. Code § 56-249.6:1 D 3 d, appropriate financing statements have been filed and such transfer is perfected against all third parties, including subsequent judicial or other lien creditors. If such sale, assignment and transfer is held by any court of competent jurisdiction not to be a true sale as provided in Va. Code § 56-249.6:1 D 3, then such sale, assignment and transfer shall be treated as a pledge of the Deferred Fuel Cost Property and as the creation of a security interest (within the meaning of the Deferred Fuel Cost Statute and the UCC) in the Deferred Fuel Cost Property and, without prejudice to its position that it has absolutely transferred all of its rights in the Deferred Fuel Cost Property to the Issuer, the Seller hereby grants a security interest in the Deferred Fuel Cost Property to the Issuer (and to the Indenture Trustee for the benefit of the Secured Parties) to secure their respective rights under the Basic Documents to receive the Deferred Fuel Cost Charges and all other Deferred Fuel Cost Property.

The Issuer does hereby purchase the Deferred Fuel Cost Property from the Seller for the consideration set forth in the preceding paragraph.

Each of the Seller and the Issuer acknowledges and agrees that the purchase price for the Deferred Fuel Cost Property sold pursuant to this Bill of Sale and the Sale Agreement is equal to its fair market value at the time of sale.

The Seller confirms that (i) each of the representations and warranties on the part of the Seller contained in the Sale Agreement are true and correct in all respects on the date hereof as if

E-A-2

made on the date hereof and (ii) each condition precedent that must be satisfied under Section 2.02 of the Sale Agreement has been satisfied upon or prior to the execution and delivery of this Bill of Sale by the Seller.

This Bill of Sale may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

This Bill of Sale shall be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such law.

E-A-3

IN WITNESS WHEREOF, the Seller and the Issuer have duly executed this Bill of Sale as of this [        ] day of [    ], 2024.

VIRGINIA ELECTRIC AND POWER COMPANY,
as Seller

By:
Name: [ ]
Title: [ ]

VIRGINIA POWER FUEL SECURITIZATION, LLC,
as Issuer

By:
Name: [ ]
Title: [ ]

E-A-4

APPENDIX A

DEFINITIONS AND RULES OF CONSTRUCTION

A.	Defined Terms. The following terms have the following meanings:

“17g-5 Website” is defined in Section 10.18(a) of the Indenture.

“Account Records” is defined in Section 1(a)(i) of the Administration Agreement.

“Act” is defined in Section 10.03(a) of the Indenture.

“Administration Agreement” means the Administration Agreement, dated as of the Closing Date, by and between VEPCO and the Issuer.

“Administration Fee” is defined in Section 2 of the Administration Agreement.

“Administrator” means VEPCO, as Administrator under the Administration Agreement, or any successor Administrator to the extent permitted under the Administration Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amendatory Schedule” means a revision to service riders or any other notice filing filed with the Commission in respect of the Deferred Fuel Cost Rate Schedule pursuant to a True-Up Adjustment.

“Annual Accountant’s Report” is defined in Section 3.04(a) of the Servicing Agreement.

“Annual Report on Form 10-K” means the Annual Report on Form 10-K of VEPCO.

“Authorized Denomination” means, with respect to any Deferred Fuel Cost Bond, the authorized denomination therefor specified in the Supplemental Indenture, which shall be at least $2,000 and, except as otherwise provided in the Supplemental Indenture, integral multiples of $1,000 in excess thereof, except for one Deferred Fuel Cost Bond in each Tranche, which may be of a smaller denomination.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).

“Basic Documents” means the Indenture, the Supplemental Indenture, the Certificate of Formation, the LLC Agreement, the Administration Agreement, the Sale Agreement, the Bill of Sale, the Servicing Agreement, the Letter of Representations, the Underwriting Agreement and all other documents and certificates delivered in connection therewith.

“Bill of Sale” means a bill of sale substantially in the form of Exhibit A to the Sale Agreement delivered pursuant to Section 2.02(a) of the Sale Agreement.

“Billed Deferred Fuel Cost Charges” means the amounts of Deferred Fuel Cost Charges billed by the Servicer.

“Bills” means each of the regular monthly bills, summary bills, opening bills, closing bills or other bills issued to Customers by VEPCO in its capacity as Servicer.

“Bond Interest Rate” means, with respect to any Tranche of Deferred Fuel Cost Bonds, the rate at which interest accrues on the Deferred Fuel Cost Bonds of such Tranche, as specified in the Supplemental Indenture.

“Book-Entry Form” means, with respect to any Deferred Fuel Cost Bond, that such Deferred Fuel Cost Bond is not certificated and the ownership and transfers thereof shall be made through book entries by a Clearing Agency as described in Section 2.11 of the Indenture and the Supplemental Indenture.

“Book-Entry Deferred Fuel Cost Bonds” means any Deferred Fuel Cost Bonds issued in Book-Entry Form; provided, however, that, after the occurrence of a condition whereupon book-entry registration and transfer are no longer permitted and Definitive Deferred Fuel Cost Bonds are to be issued to the Holder of such Deferred Fuel Cost Bonds, such Deferred Fuel Cost Bonds shall no longer be “Book-Entry Deferred Fuel Cost Bonds.”

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Richmond, Virginia or New York, New York are, or DTC or the Corporate Trust Office is, authorized or obligated by law, regulation or executive order to be closed.

“Capital Contribution” means the amount of cash contributed to the Issuer by VEPCO as specified in the LLC Agreement.

“Capital Subaccount” is defined in Section 8.02(a) of the Indenture.

“Certificate of Compliance” means the certificate referred to in Section 3.03 of the Servicing Agreement and substantially in the form of Exhibit E to the Servicing Agreement.

“Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on October 23, 2023 pursuant to which the Issuer was formed.

“Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Agency Participant” means a securities broker, dealer, bank, trust company, clearing corporation or other financial institution or other Person for whom from time to time a Clearing Agency effects book entry transfers and pledges of securities deposited with such Clearing Agency.

“Closing Date” means the date on which the Deferred Fuel Cost Bonds are originally issued in accordance with Section 2.10 of the Indenture and the Supplemental Indenture.

“Code” means the Internal Revenue Code of 1986.

“Collateral” is defined in the preamble of the Indenture.

“Collection Account” is defined in Section 8.02(a) of the Indenture.

“Collection Lag” means the average number of days between when retail electric customers of Virginia Power are billed and when payments are received by Virginia Power from such customers through the normal billing process.

“Collection in Full of the Charges” means the day on which the aggregate amounts on deposit in the General Subaccount and the Excess Funds Subaccount are sufficient to pay in full all the Outstanding Deferred Fuel Cost Bonds and to replenish any shortfall in the Capital Subaccount.

“Collection Period” means any period commencing on the first Servicer Business Day of any calendar month and ending on the last Servicer Business Day of such calendar month.

“Commission” means the State Corporation Commission of the Commonwealth of Virginia.

“Commission Regulations” means any orders issued or rules or regulations, including temporary regulations, promulgated by the Commission pursuant to Virginia law.

“Commonwealth Pledge” means the pledge of the Commonwealth of Virginia as set forth in Section 56-249.6:2 J 1 of the Deferred Fuel Cost Statute and in the Financing Order.

“Company Minutes” is defined in Section 1(a)(iv) of the Administration Agreement.

“Corporate Trust Office” means the office of the Indenture Trustee at which, at any particular time, its corporate trust business shall be administered (for all purposes other than registration of transfers of Deferred Fuel Cost Bonds), which office as of the Closing Date is located at U.S. Bank Trust Company, National Association, 190 S. LaSalle Street, 7th Floor, Chicago, Illinois 60603, Attention: Virginia Power Fuel Securitization, LLC, Telephone: (312) 332-7453, Facsimile: (312) 332-7996, and for registration of transfers of the Deferred Fuel Cost Bonds, the office is located at U.S. Bank Trust Company, National Association, 111 Fillmore Avenue East, St. Paul, Minnesota 55107, Attention: Bondholder Services, or at such other address as the Indenture Trustee may designate from time to time by notice to the Holders of Deferred Fuel Cost Bonds and the Issuer, or the principal corporate trust office of any successor trustee designated by like notice.

“Covenant Defeasance Option” is defined in Section 4.01(b) of the Indenture.

“Customer” means any existing or future retail customer located within the Commonwealth of Virginia receiving transmission or distribution service from VEPCO or its successors or assignees, irrespective of the generation supplier of such customer, except for (i) any Exempt Retail Access Customer and (ii) any customer with demand in excess of five megawatts in 2022 that elected to opt out of any deferred fuel cost securitization as permitted by the Deferred Fuel Cost Statute.

“Daily Remittance” is defined in Section 6.11(a) of the Servicing Agreement.

“Default” means any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Deferred Fuel Cost Bonds” means the 2024 Senior Secured Deferred Fuel Cost Bonds issued by the Issuer on the Closing Date.

“Deferred Fuel Cost Bond Register” is defined in Section 2.05 of the Indenture.

“Deferred Fuel Cost Bond Registrar” is defined in Section 2.05 of the Indenture.

“Deferred Fuel Cost Charge Collections” means Deferred Fuel Cost Charges actually received by the Servicer to be remitted to the Collection Account.

“Deferred Fuel Cost Charge Payments” means the payments made by Customers based on the Deferred Fuel Cost Charges.

“Deferred Fuel Cost Charge” means any deferred fuel cost charge as defined in Section 56-249.6:2 O of the Deferred Fuel Cost Statute that are authorized by the Financing Order.

“Deferred Fuel Cost Collateral” means Collateral for the benefit of the Deferred Fuel Cost Bonds.

“Deferred Fuel Costs” means VEPCO’s deferred fuel costs and related carrying costs as identified in the Financing Order.

“Deferred Fuel Cost Property” means all deferred fuel cost property as defined in Section 56-249.6:2 O of the Deferred Fuel Cost Statute created pursuant to the Financing Order and under the Deferred Fuel Cost Statute, including the right to impose, bill, charge, collect and receive the Deferred Fuel Cost Charge authorized under the Financing Order and to obtain periodic adjustments of the Deferred Fuel Cost Charge and all revenue, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in the Financing Order, regardless of whether such revenues, collections, claims, rights to payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money or proceeds.

“Deferred Fuel Cost Property Records” is defined in Section 5.01 of the Servicing Agreement.

“Deferred Fuel Cost Statute” means the portion of the Virginia Electric Utility Regulation Act, effective July 1, 2023, codified at Section 249.6:2 of Title 56 of the Code of Virginia.

“Deferred Fuel Cost Rate Schedule” means the Tariff sheets to be filed with the Commission stating the amounts of the Deferred Fuel Cost Charges, as such Tariff sheets may be amended or modified from time to time pursuant to a True-Up Adjustment.

“Definitive Deferred Fuel Cost Bonds” is defined in Section 2.11 of the Indenture.

“Delaware UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of Delaware.

“DTC” means The Depository Trust Company.

“Eligible Account” means a segregated non-interest-bearing trust account with an Eligible Institution.

“Eligible Institution” means:

(a)    the corporate trust department of the Indenture Trustee or an Affiliate thereof, so long as the Indenture Trustee or such Affiliate has (i) either a short-term deposit or issuer rating from Moody’s of at least “P-1” or a long-term unsecured debt or issuer rating from Moody’s of at least “A2”, and (ii) a short-term deposit or issuer rating from S&P of at least “A-1”, or a long-term unsecured debt or issuer rating from S&P of at least “A”; or

(b)    a depository institution organized under the laws of the United States of America or any State (or any domestic branch of a foreign bank) (i) that has either (A) a long-term unsecured debt or issuer rating of “AA-” or higher by S&P and “A2” or higher by Moody’s, or (B) a short-term deposit, short-term (bank deposit) or issuer rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s, and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

If so qualified under clause (b) of this definition, the Indenture Trustee may be considered an Eligible Institution for the purposes of clause (a) of this definition.

“Eligible Investments” means instruments or investment property that evidence:

(a)    direct obligations of, or obligations fully and unconditionally guaranteed as to timely payment by, the United States of America;

(b)    demand or time deposits of, unsecured certificates of deposit of, money market deposit accounts of, or bankers’ acceptances issued by, any depository institution (including the Indenture Trustee and any of its Affiliates, acting in its commercial capacity) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by U.S. federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution are, at the time of deposit or contractual commitment, rated at least “A-1” and “P-1” or their equivalents by each of S&P and Moody’s, or such lower rating as will not result in the downgrading or withdrawal of the ratings of the Deferred Fuel Cost Bonds;

(c)    commercial paper (including commercial paper of the Indenture Trustee or any of its Affiliates, acting in its commercial capacity, and other than commercial paper of VEPCO or any of its Affiliates), which at the time investment or contractual commitment to invest, has a rating of at least “A-1” and “P-1” or their equivalents by each of S&P and Moody’s or such lower rating as will not result in the downgrading or withdrawal of the ratings of the Deferred Fuel Cost Bonds;

(d)    investments in money market funds having a rating in the highest investment category granted thereby (including funds for which the Indenture Trustee or any of its Affiliates is investment manager or advisor) from Moody’s and S&P;

(e)    repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or its agencies or instrumentalities, entered into with Eligible Institutions;

(f)    repurchase obligations with respect to any security or whole loan entered into with an Eligible Institution or with a registered broker/dealer acting as principal and that meets the following ratings criteria: (i) a broker/dealer (acting as principal) registered as a broker or dealer under Section 15 of the Exchange Act (any such broker/dealer being referred to in this definition as a “broker/dealer”), the unsecured short-term debt obligations of which are rated at least “P-1” by Moody’s and “A-1+” by S&P at the time of entering into such repurchase obligation, or (ii) an unrated broker/dealer, acting as principal, that is a wholly-owned subsidiary of a non-bank or bank holding company the unsecured short-term debt obligations of which are rated at least “P-1” by Moody’s and “A-1+” by S&P at the time of purchase so long as the obligations of such unrated broker/dealer are unconditionally guaranteed by such non-bank or bank holding company; or

(g)    any other investment permitted by each of the Rating Agencies;

in each case maturing not later than the Business Day preceding the next Payment Date or Special Payment Date, if applicable (for the avoidance of doubt, investments in money market funds or similar instruments that are redeemable on demand shall be deemed to satisfy the foregoing requirement). Notwithstanding the foregoing: (1) no securities or investments that mature in 30 days or more shall be “Eligible Investments” unless the issuer thereof has either a short-term unsecured debt rating of at least “P-1” from Moody’s or a long-term unsecured debt rating of at least “A1” from Moody’s and also has a long-term unsecured debt rating of at least “A” from S&P; (2) no securities or investments described in clauses (b) through (d) above that have maturities of more than 30 days but less than or equal to 3 months shall be “Eligible Investments” unless the issuer thereof has a long-term unsecured debt rating of at least “A1” from Moody’s and a short-term unsecured debt rating of at least “P-1” from Moody’s; (3) no securities or investments described in clauses (b) through (d) above that have maturities of more than 3 months shall be “Eligible Investments” unless the issuer thereof has a long-term unsecured debt rating of at least “A1” from Moody’s and a short-term unsecured debt rating of at least “P-1” from Moody’s; (4) no securities or investments described in clauses (b) through (d) above which have a maturity of 60 days or less shall be Eligible Investments unless such securities have a rating from S&P of at least “A-1”; and (5) no securities or investments described in clauses (b) through (d) above which have a maturity of more than 60 days shall be Eligible Investments unless such securities have a rating from S&P of at least “AA-”, “A-1+” or “AAAm.”

“Estimated Deferred Fuel Cost Charge Collections” means the sum of the Deferred Fuel Cost Charge Collections which are deemed to have been received by the Servicer, calculated in accordance with Exhibit A to the Servicing Agreement.

“Event of Default” is defined in Section 5.01 of the Indenture.

“Excess Remittance” means the amount, if any, calculated for a particular Reconciliation Period, by which all Estimated Deferred Fuel Cost Charge Collections remitted to the Collection Account during such Reconciliation Period exceed Deferred Fuel Cost Charge Collections during such Reconciliation Period.

“Excess Funds Subaccount” is defined in Section 8.02(a) of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exempt Retail Access Customer” means a retail customer of VEPCO that, pursuant to the provisions of §§ 56-577 or 56-577.1 of Title 56 of the Code of Virginia, purchased electric energy exclusively from a supplier of electric energy licensed to sell retail electric energy exclusively within the Commonwealth of Virginia other than VEPCO, or that purchased electric energy from VEPCO pursuant to a Commission-approved market-based tariff, during the period when the Deferred Fuel Costs were incurred.

“Expected Sinking Fund Schedule” means, with respect to any Tranche, the expected sinking fund schedule related thereto set forth in the Supplemental Indenture.

“Federal Book-Entry Regulations” means 31 C.F.R. Part 357 et seq. (Department of Treasury).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Servicer from three federal funds brokers of recognized standing selected by it.

“Final” means, with respect to the Financing Order, that the Financing Order has become final, that the Financing Order is not being appealed and that the time for filing an appeal thereof has expired.

“Final Maturity Date” means, with respect to each Tranche of Deferred Fuel Cost Bonds, the final maturity date therefor as specified in the Supplemental Indenture.

“Financing Costs” means all financing costs as defined in Section 56-249.6:2 O of the Deferred Fuel Cost Statute allowed to be recovered by VEPCO under the Financing Order.

“Financing Order” means the financing order issued by the Commission to VEPCO on November 3, 2023, Case No. PUR-2023-00112, authorizing the creation of the Deferred Fuel Cost Property.

“Financing Party” means any and all of the following: the Holders, the Indenture Trustee, VEPCO, any collateral agent, any party under the Basic Documents, or any other Person acting for the benefit of the Holders.

“General Subaccount” is defined in Section 8.02(a) of the Indenture for such Series.

“Global Deferred Fuel Cost Bond” means a Deferred Fuel Cost Bond to be issued to the Holders thereof in Book-Entry Form, which Deferred Fuel Cost Bond shall be issued to the Clearing Agency, or its nominee, in accordance with Section 2.11 of the Indenture and the Supplemental Indenture.

“Governmental Authority” means any nation or government, any U.S. federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Grant” means mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, grant, transfer, create, grant a lien upon, a security interest in and right of set-off against, deposit, set over and confirm pursuant to the Indenture and the Supplemental Indenture. A Grant of the Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for payments in respect of the Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Holder” means the Person in whose name a Deferred Fuel Cost Bond is registered on the Deferred Fuel Cost Bond Register.

“Indemnified Losses” is defined in Section 5.03 of the Servicing Agreement.

“Indemnified Party” is defined in Section 6.02(a) of the Servicing Agreement.

“Indenture” means the Indenture, dated as of the Closing Date, by and among the Issuer, the Indenture Trustee and the Securities Intermediary, as supplemented by the Supplemental Indenture and as further supplemented or amended by any other supplemental indenture entered into in accordance with Article IX of the Indenture, unless the context otherwise requires.

“Indenture Trustee” means U.S. Bank Trust Company, National Association, a national banking association, not in its individual capacity, but solely in its capacity as indenture trustee for the benefit of the Holders, or any other indenture trustee for the benefit of the Holders, under the Indenture.

“Independent” means, when used with respect to any specified Person, that such specified Person (a) is in fact independent of the Issuer, any other obligor on the Deferred Fuel Cost Bonds, the Seller, the Servicer and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons and (c) is not connected with the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director (other than as an independent director or manager) or individual performing similar functions.

“Independent Certificate” means a certificate to be delivered to the Indenture Trustee under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, made by an Independent appraiser or other expert appointed by an Issuer Order and consented to by the Indenture Trustee, and such certificate shall state that the signer has read the definition of “Independent” in the Indenture and that the signer is Independent within the meaning thereof.

“Independent Manager” is defined in Section 4.01(a) of the LLC Agreement.

“Independent Manager Fee” is defined in Section 4.01(a) of the LLC Agreement.

“Insolvency Event” means, with respect to a specified Person: (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such specified Person or any substantial part of its property in an involuntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the Closing Date or thereafter, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or ordering the winding-up or liquidation of such specified Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such specified Person of a voluntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the Closing Date or thereafter, or the consent by such specified Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such specified Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or the making by such specified Person of any general assignment for the benefit of creditors, or the failure by such specified Person generally to pay its debts as such debts become due, or the taking of action by such specified Person in furtherance of any of the foregoing.

“Interim True-Up Adjustment” means each adjustment to the Deferred Fuel Cost Charges made pursuant to Section 4.01(b)(ii) of the Servicing Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Earnings” means investment earnings on funds deposited in the Collection Account net of losses and investment expenses.

“Issuer” means Virginia Power Fuel Securitization, LLC, named as such in the Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the Trust Indenture Act, each other obligor on the Deferred Fuel Cost Bonds.

“Issuer Documents” is defined in Section 1(a)(iv) of the Administration Agreement.

“Issuer Order” means a written order signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee or Paying Agent, as applicable.

“Issuer Request” means a written request signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee or Paying Agent, as applicable.

“Legal Defeasance Option” is defined in Section 4.01(b) of the Indenture.

“Letter of Representations” means any applicable agreement between the Issuer and the applicable Clearing Agency, with respect to such Clearing Agency’s rights and obligations (in its capacity as a Clearing Agency) with respect to any Book-Entry Deferred Fuel Cost Bonds.

“Lien” means a security interest, lien, mortgage, charge, pledge, claim or encumbrance of any kind.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Virginia Power Fuel Securitization, LLC, dated as of [                ], 2024.

“Losses” means (a) any and all amounts of principal of and interest on the Deferred Fuel Cost Bonds not paid when due or when scheduled to be paid in accordance with their terms and the amounts of any deposits by or to the Issuer required to have been made in accordance with the terms of the Basic Documents or the Financing Order that are not made when so required and (b) any and all other liabilities, obligations, losses, claims, damages, payments, costs, fees or expenses of any kind whatsoever (including attorneys’ fees and expenses).

“Manager” means each manager of the Issuer under the LLC Agreement.

“Member” has the meaning specified in the first paragraph of the LLC Agreement.

“Monthly Servicer’s Certificate” is defined in Section 3.01(b)(i) of the Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto. References to Moody’s are effective so long as Moody’s is a Rating Agency.

“NRSRO” is defined in Section 10.19(b) of the Indenture.

“NY UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Issuer under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, and delivered to the Indenture Trustee.

“Ongoing Financing Costs” means the Financing Costs described as such in the Financing Order, including Operating Expenses and any other costs identified in the Basic Documents; provided, however, that Ongoing Financing Costs do not include the Issuer’s costs of issuance of the Deferred Fuel Cost Bonds.

“Operating Expenses” means all unreimbursed fees, costs and out-of-pocket expenses of the Issuer, including all amounts owed by the Issuer to the Indenture Trustee (including indemnities, legal costs, attorneys’ fees and expenses, audit fees and expenses) or any Manager, the Servicing Fee, the Administration Fee, legal and accounting fees, Rating Agency fees, any Regulatory Assessment Fees and related fees (i.e. website provider fees) and any franchise or other taxes owed by the Issuer, including on investment income in the Collection Account.

“Opinion of Counsel” means one or more written opinions of counsel, who may, except as otherwise expressly provided in the Basic Documents, be employees of or counsel to the party providing such opinion of counsel, which counsel shall be reasonably acceptable to the party receiving such opinion of counsel, and shall be in form and substance reasonably acceptable to such party.

“Outstanding” means, as of the date of determination, all Deferred Fuel Cost Bonds theretofore authenticated and delivered under the Indenture, except:

(a)    Deferred Fuel Cost Bonds theretofore canceled by the Deferred Fuel Cost Bond Registrar or delivered to the Deferred Fuel Cost Bond Registrar for cancellation;

(b)    Deferred Fuel Cost Bonds or portions thereof the payment for which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent in trust for the Holders of such Deferred Fuel Cost; and

(c)    Deferred Fuel Cost Bonds in exchange for or in lieu of other Deferred Fuel Cost Bonds that have been issued pursuant to the Indenture unless proof satisfactory to the Indenture Trustee is presented that any such Deferred Fuel Cost Bonds are held by a Protected Purchaser;

provided, that, in determining whether the Holders of the requisite Outstanding Amount of the Deferred Fuel Cost Bonds or any Tranche thereof have given any request, demand, authorization, direction, notice, consent or waiver under any Basic Document, Deferred Fuel Cost Bonds owned by the Issuer, any other obligor upon the Deferred Fuel Cost Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons shall be disregarded and deemed not to be Outstanding (unless one or more such Persons owns 100% of the Deferred Fuel Cost Bonds), except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Deferred Fuel Cost Bonds that a Responsible Officer of the Indenture Trustee actually knows to be so owned shall be so disregarded. Deferred Fuel Cost Bonds so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Deferred Fuel Cost Bonds and that the pledgee is not the Issuer, any other obligor upon the Deferred Fuel Cost Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons.

“Outstanding Amount” means the aggregate principal amount of all Deferred Fuel Cost Bonds, or, if the context requires, all Deferred Fuel Cost Bonds of a given Tranche, Outstanding at the date of determination.

“Paying Agent” means, with respect to the Indenture, U.S. Bank Trust Company, National Association, or any successor thereto appointed in accordance with the Indenture, and any other Person appointed as a paying agent for the Deferred Fuel Cost Bonds pursuant to the Indenture.

“Payment Date” means, with respect to any Tranche of Deferred Fuel Cost Bonds, the dates specified in the Supplemental Indenture; provided, that if any such date is not a Business Day, the Payment Date shall be the Business Day succeeding such date.

“Periodic Billing Requirement” means, for any Remittance Period, the aggregate amount of Deferred Fuel Cost Charges calculated by the Servicer as necessary to be billed during such period in order to collect the Periodic Payment Requirement on a timely basis.

“Periodic Interest” means, with respect to any Payment Date, the periodic interest for such Payment Date as specified in the Supplemental Indenture.

“Periodic Payment Requirement” for any Remittance Period means the total dollar amount of Deferred Fuel Cost Charge Collections reasonably calculated by the Servicer in accordance with Section 4.01 of the Servicing Agreement as necessary to be received during such Remittance Period (after giving effect to the allocation and distribution of amounts on deposit in the Excess Funds Subaccount at the time of calculation and that are projected to be available for payments on the Deferred Fuel Cost Bonds at the end of such Remittance Period and including any shortfalls in Periodic Payment Requirements for any prior Remittance Period) in order to ensure that, as of the last Payment Date occurring in such Remittance Period, (a) all accrued and unpaid principal of and interest on the Deferred Fuel Cost Bonds then due shall have been paid in full on a timely basis, (b) the Outstanding Amount of the Deferred Fuel Cost Bonds is equal to the Projected Unpaid Balance on each Payment Date during such Remittance Period, (c) the balance on deposit in the Capital Subaccount equals the Required Capital Level and (d) all other fees and expenses due and owing and required or allowed to be paid under Section 8.02 of the Indenture as of such date shall have been paid in full; provided, that, with respect to any Semi-Annual True-Up Adjustment or Interim True-Up Adjustment occurring after the date that is one year prior to the last Scheduled Final Payment Date for the Deferred Fuel Cost Bonds, the Periodic Payment Requirements shall be calculated to ensure that sufficient Deferred Fuel Cost Charges will be collected to retire the Deferred Fuel Cost Bonds in full as of the next Payment Date.

“Periodic Principal” means, with respect to any Payment Date, the excess, if any, of the Outstanding Amount of Deferred Fuel Cost Bonds over the outstanding principal balance specified for such Payment Date on the Expected Sinking Fund Schedule.

“Permitted Lien” means the Lien created by the Indenture.

“Permitted Successor” is defined in Section 5.02 of the Sale Agreement.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Governmental Authority.

“Predecessor Deferred Fuel Cost Bond” means, with respect to any particular Deferred Fuel Cost Bond, every previous Deferred Fuel Cost Bond evidencing all or a portion of the same debt as that evidenced by such particular Deferred Fuel Cost Bond, and, for the purpose of this definition, any Deferred Fuel Cost Bond authenticated and delivered under Section 2.06 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Deferred Fuel Cost Bond shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Deferred Fuel Cost Bond.

“Premises” is defined in Section 1(g) of the Administration Agreement.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Projected Unpaid Balance” means, as of any Payment Date, the sum of the projected outstanding principal amount of each Tranche of Deferred Fuel Cost Bonds for such Payment Date set forth in the Expected Sinking Fund Schedule.

“Protected Purchaser” has the meaning specified in Section 8-303 of the UCC.:

“Rating Agency” means, with respect to any Tranche of Deferred Fuel Cost Bonds, any of Moody’s, S&P or Fitch that provides a rating with respect to the Deferred Fuel Cost Bonds. If no such organization (or successor) is any longer in existence, “Rating Agency” means a nationally recognized statistical rating organization or other comparable Person designated by the Issuer, notice of which designation shall be given to the Indenture Trustee and the Servicer.

“Rating Agency Condition” means, with respect to any action, at least 10 Business Days’ prior written notification to each Rating Agency of such action, and written confirmation from each of S&P and Moody’s to the Servicer, the Indenture Trustee and the Issuer that such action will not result in a suspension, reduction or withdrawal of the then current rating by such Rating Agency of any Tranche of Deferred Fuel Cost Bonds; provided, that, if, within such 10 Business Day period, any Rating Agency (other than S&P) has neither replied to such notification nor responded in a manner that indicates that such Rating Agency is reviewing and considering the notification, then (a) the Issuer shall be required to confirm that such Rating Agency has received the Rating Agency Condition request and, if it has, promptly request the related Rating Agency Condition confirmation and (b) if the Rating Agency neither replies to such notification nor responds in a manner that indicates it is reviewing and considering the notification within five Business Days following such second request, the applicable Rating Agency Condition requirement shall not be deemed to apply to such Rating Agency. For the purposes of this definition, any confirmation, request, acknowledgment or approval that is required to be in writing may be in the form of electronic mail or a press release (which may contain a general waiver of a Rating Agency’s right to review or consent).

“Reconciliation Period” means the twelve-month period commencing on January 1 of each year and ending on December 31 of each year; provided, however, that the initial Reconciliation Period shall commence on the Closing Date and end on December 31, 20[    ].

“Record Date” means one Business Day prior to the applicable Payment Date.

“Registered Holder” means the Person in whose name a Deferred Fuel Cost Bond is registered on the Deferred Fuel Cost Bond Register.

“Regulation AB” means the rules of the SEC promulgated under Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100- 229.1123.

“Reimbursable Expenses” is defined in Section 2 of the Administration Agreement and Section 6.06(a) of the Servicing Agreement.

“Released Parties” is defined in Section 6.02(d) of the Servicing Agreement.

“Remittance Period” means, with respect to any True-Up Adjustment, the period comprised of 6 consecutive Collection Periods beginning with the Collection Period 3 months prior to when such True-Up Adjustment would go into effect, from the Closing Date to the first Scheduled Payment Date, and for each subsequent period between Scheduled Payment Dates.

“Remittance Shortfall” means the amount, if any, calculated for a particular Reconciliation Period, by which all Deferred Fuel Cost Charge Collections during such Reconciliation Period exceed all Estimated Deferred Fuel Cost Charge Collections remitted to the Collection Account during such Reconciliation period.

“Required Capital Level” means the amount specified as such in the Supplemental Indenture.

“Requirement of Law” means any foreign, U.S. federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law.

“Responsible Officer” means, with respect to: (a) the Issuer, any Manager or any duly authorized officer; (b) the Indenture Trustee, any officer within the Corporate Trust Office of the Indenture Trustee (including the President, any Vice President, any Assistant Vice President, any Secretary, any Assistant Treasurer, any Trust Officer or any other officer of the Indenture Trustee having direct responsibility for the administration of the Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred to because of such officer’s knowledge and familiarity with the particular subject); (c) any corporation (other than the Indenture Trustee), the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or any other duly authorized officer of such Person who has been authorized to act in the circumstances; (d) any partnership, any general partner thereof; and (e) any other Person (other than an individual), any duly authorized officer or member of such Person, as the context may require, who is authorized to act in matters relating to such Person.

“Return on Invested Capital” means, for any Payment Date with respect to any Remittance Period, the sum of (i) rate of return, payable to VEPCO, on its Capital Contribution equal to the rate of interest payable on the longest maturing Tranche of Deferred Fuel Cost Bonds plus (ii) any Return on Invested Capital not paid on any prior Payment Date.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor thereto. References to S&P are effective so long as S&P is a Rating Agency.

“Sale Agreement” means the Deferred Fuel Cost Property Purchase and Sale Agreement, dated as of the Closing Date, by and between the Issuer and VEPCO, and acknowledged and accepted by the Indenture Trustee.

“Scheduled Final Payment Date” means, with respect to the Deferred Fuel Cost Bonds, the date with respect to each tranche when all interest and principal is scheduled to be paid in accordance with the Expected Sinking Fund Schedule, as specified in the Supplemental Indenture. For the avoidance of doubt, the Scheduled Final Payment Date shall be the last Scheduled Payment Date set forth in the Expected Sinking Fund Schedule. The “last Scheduled Final Payment Date” means the Scheduled Final Payment Date of the latest maturing Tranche of Deferred Fuel Cost Bonds.

“Scheduled Payment Date” means, with respect to each Tranche of Deferred Fuel Cost Bonds, each Payment Date on which principal for such Tranche is to be paid in accordance with the Expected Sinking Fund Schedule for such Tranche.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Deferred Fuel Cost Bonds and all fees, expenses, counsel fees and other amounts due and payable to the Indenture Trustee.

“Secured Parties” means the Indenture Trustee, the Holders and any credit enhancer described in the Supplemental Indenture.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means U.S. Bank National Association, a national banking association, solely in the capacity of a “securities intermediary” as defined in the NY UCC and Federal Book-Entry Regulations or any successor securities intermediary under the Indenture.

“Seller” is defined in the preamble to the Sale Agreement.

“Semi-Annual Servicer’s Certificate” is defined in Section 4.01(c)(ii) of the Servicing Agreement.

“Semi-Annual True-Up Adjustment” means each adjustment to the Deferred Fuel Cost Charges made in accordance with Section 4.01(b)(i) of the Servicing Agreement.

“Semi-Annual True-Up Adjustment Date” means the first billing cycle of [            ] and [            ] of each year, commencing in [                ], 20[    ].

“Servicer” means the Servicer under the Servicing Agreement, which initially is VEPCO.

“Servicer Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Richmond, Virginia or New York, New York are authorized or obligated by law, regulation or executive order to be closed, on which the Servicer maintains normal office hours and conducts business.

“Servicer Default” is defined in Section 7.01 of the Servicing Agreement.

“Servicer Policies and Practices” means, with respect to the Servicer’s duties under Exhibit A to the Servicing Agreement, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself and, if applicable, others.

“Servicing Agreement” means the Deferred Fuel Cost Property Servicing Agreement, dated as of the Closing Date, by and between the Issuer and VEPCO, and acknowledged and accepted by the Indenture Trustee.

“Servicing Fee” is defined in Section 6.06(a) of the Servicing Agreement.

“Servicing Standard” means the obligation of the Servicer to calculate, apply, remit and reconcile proceeds of the Property, including Deferred Fuel Cost Charge Payments, and all other Collateral for the benefit of the Issuer and the Holders (a) with the same degree of care and diligence as the Servicer applies with respect to payments owed to it for its own account, (b) in accordance with all applicable procedures and requirements established by the Commission for collection of electric utility tariffs and (c) in accordance with the other terms of the Servicing Agreement.

“Special Payment Date” means the date on which, with respect to any Tranche of the Deferred Fuel Cost Bonds, any payment of principal or of interest (including any interest accruing upon default) on, or any other amount in respect of, the Deferred Fuel Cost Bonds of such Tranche that is not actually paid within 5 days of the Payment Date applicable thereto is to be made by the Indenture Trustee to the Holders.

“Special Record Date” means, with respect to any Special Payment Date, the close of business on the fifteenth day (whether or not a Business Day) preceding such Special Payment Date.

“Sponsor” means VEPCO, in its capacity as “sponsor” of the Deferred Fuel Cost Bonds within the meaning of Regulation AB.

“State” means any one of the fifty states of the United States of America or the District of Columbia.

“Subaccounts” is defined in Section 8.02(a) of the Indenture.

“Successor” means any successor to VEPCO under the Deferred Fuel Cost Statute, whether pursuant to any bankruptcy, reorganization or other insolvency proceeding or pursuant to any merger, conversion, acquisition, sale or transfer, by operation of law, as a result of electric utility restructuring, or otherwise.

“Successor Servicer” is defined in Section 3.07(e) of the Indenture.

“Supplemental Indenture” means the indenture supplemental to the Indenture in the form attached as Exhibit B to the Indenture that authorizes the issuance of the Deferred Fuel Cost Bonds.

“Tariff” means the most current version of the tariff implementing the Deferred Fuel Cost Charges on file with the Commission.

“Tax Returns” is defined in Section 1(a)(iii) of the Administration Agreement.

“Temporary Deferred Fuel Cost Bonds” means Deferred Fuel Cost Bonds executed and, upon the receipt of an Issuer Order, authenticated and delivered by the Indenture Trustee pending the preparation of Definitive Deferred Fuel Cost Bonds pursuant to Section 2.04 of the Indenture.

“Termination Notice” is defined in Section 7.01 of the Servicing Agreement.

“Tranche” means any one of the groupings of Deferred Fuel Cost Bonds differentiated by schedule final payment date, expected sinking fund schedule, maturity date, interest rate or other terms, as specified in the Supplemental Indenture.

“Tranche Maturity Date” means, with respect to any Tranche of Deferred Fuel Cost Bonds, the maturity date therefor, as specified in the Supplemental Indenture.

“True-Up Adjustment” means any Semi-Annual True-Up Adjustment or Interim True-Up Adjustment, as the case may be.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as in force on the Closing Date, unless otherwise specifically provided.

“UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Underwriters” means the underwriters who purchase Deferred Fuel Cost Bonds from the Issuer and sell such Deferred Fuel Cost Bonds in a public offering.

“Underwriting Agreement” means the Underwriting Agreement, dated [                ], 2024, by and among the Issuer, VEPCO, and the representatives of the several Underwriters named therein, as the same may be amended, supplemented or modified from time to time, with respect to the issuance of the Deferred Fuel Cost Bonds.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the option of the issuer thereof.

“VEPCO” means Virginia Electric and Power Company, a Virginia corporation.

“Virginia UCC” means the Uniform Commercial Code as in effect on the Closing Date in the Commonwealth of Virginia.

B.	Rules of Construction. Unless the context otherwise requires, in each Basic Document to which this Appendix A is attached:

(a)    All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles. To the extent that the definitions of accounting terms in any Basic Document are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained in such Basic Document shall control.

(b)    The term “including” means “including without limitation”, and other forms of the verb “include” have correlative meanings.

(c)    All references to any Person shall include such Person’s permitted successors and assigns, and any reference to a Person in a particular capacity excludes such Person in other capacities.

(d)    Unless otherwise stated in any of the Basic Documents, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding.”

(e)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in any Basic Document shall refer to such Basic Document as a whole and not to any particular provision of such Basic Document. References to Articles, Sections, Appendices and Exhibits in any Basic Document are references to Articles, Sections, Appendices and Exhibits in or to such Basic Document unless otherwise specified in such Basic Document.

(f)    The various captions (including the tables of contents) in each Basic Document are provided solely for convenience of reference and shall not affect the meaning or interpretation of any Basic Document.

(g)    The definitions contained in this Appendix A apply equally to the singular and plural forms of such terms, and words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(h)    Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in such agreement or document) and include any attachments thereto.

(i)    References to any law, rule, regulation or order of a Governmental Authority shall include such law, rule, regulation or order as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(j)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(k)    The word “or” is not exclusive.

(l)    All terms defined in the relevant Basic Document to which this Appendix A is attached shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(m)    A term has the meaning assigned to it.

(n)    Any days referenced herein that are not defined as Business Days or Servicer Business Days, as applicable, shall be calendar days.